Exhibit 99.1

UTStarcom Explores Strategic Alternatives to Enhance Stockholder Value

ALAMEDA, CA, October 11, 2006 - UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that it is exploring a variety of strategic alternatives to enhance stockholder value.

To assist the company in its analysis and consideration of various strategic alternatives, the board of directors has established a special committee of the board and the special committee has retained Merrill Lynch & Co. as its financial adviser.

“Our Board of Directors and management team believe that the inherent value of the company and its opportunities are not reflected in our current share price,” said Hong Lu, Chairman and Chief Executive Officer of UTStarcom, Inc.  “We believe the engagement of Merrill Lynch will help us to carefully examine a range of short and long-term alternatives.”

In conjunction with this initiative, the Board has asked Ying Wu, CEO of UTStarcom China to oversee this effort, under the direction of the special committee.  Given this priority, Mr. Wu will not assume the title of Global CEO on January 1, 2007, as was previously announced.  Mr. Wu will continue his current management responsibilities within the company while he is working with the special committee.  As such, the company’s board and management team will work to ensure an appropriate leadership succession plan.

There can be no assurance that any corporate action will result from the company’s exploration of strategic alternatives.  The company undertakes no obligation to make any further announcement regarding its exploration of alternatives until such time, if ever, that it enters into a definitive agreement providing for the completion of a transaction.

UTStarcom Inc.
1275 Harbor Bay Parkway
Alameda, CA  94502

About UTStarcom

UTStarcom, Inc. is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world.  UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada, China, Korea and India.  UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements by and about UTStarcom, including without limitation the company’s ability to achieve the objectives set forth above, the expectations regarding the engagement of Merrill Lynch as the advisor to the special committee, the anticipated role of Mr. Wu in the strategic process as well as his role in the future leadership of the company, and the expectations regarding the company’s leadership succession plan.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include, but are not limited to, the fact that the company may discontinue its exploration of strategic alternatives at any time and may not conclude a transaction. The company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.  The forward-looking statements contained in this release represent the judgment of the company based upon information available to the company as of the date of this release, which may change.  The company disclaims, however, any intent or obligation to update any forward-looking statements.

Company Contact

Chesha Kamieniecki
Director of Investor Relations
UTStarcom, Inc.
(510) 749-1560

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